[LETTERHEAD OF ARMANDO C. IBARRA]


July 20, 2001


TO WHOM IT MAY CONCERN:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our report of July 12, 2001, on the financial statements of Vision In Glass, Inc., as of June 30, 2001 and December 31, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly your


/s/ ARMANDO IBARRA
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ARMANDO IBARRA, C.P.A.